Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                  By and Among

                      AQUIS WIRELESS COMMUNICATIONS, INC.,
                        AQUIS COMMUNICATIONS GROUP, INC.

                            ABC CELLULAR CORPORATION
                                       and

                                ABC PAGING, INC.

                         DATED AS OF SEPTEMBER 28, 1999

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of this 28th day of September, 1999, by and among Aquis Wireless Communications, Inc., a Delaware corporation ("Purchaser"), Aquis Communications Group, Inc., a Delaware corporation and the sole stockholder of Purchaser ("Group"), ABC Cellular Corporation, a Florida corporation ("ABC Cellular") and ABC Paging, Inc., a Florida corporation ("ABC Paging" and, together with ABC Cellular, "Sellers").

                                R E C I T A L S:

      WHEREAS, Sellers currently own and operate a radio paging business and a cellular telecommunications services business; and

      WHEREAS, Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, substantially all of the assets and operations of Sellers' radio paging business as a going concern, together with certain related assets of Sellers' retail telecommunications business; and

      WHEREAS, in connection with its acquisition of such assets and operations, Purchaser is willing to assume certain obligations and liabilities of Sellers relating thereto; and

      WHEREAS, the parties are entering into this Agreement in order to set forth certain terms and conditions applicable to such acquisition.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements of the parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Definitions of Defined Terms.

            (a) Capitalized Terms. Capitalized terms used in this Agreement shall, unless expressly stated otherwise, have the meanings specified in this
Section 1.

            (b) Defined Terms.

                  (i) "Accountants" means PricewaterhouseCoopers, independent accountants to Purchaser, or such other accounting firm as Purchaser may retain as its independent auditors from time to time.

                  (ii) "Accounts Receivable" means monies or other consideration reflected on the books of Sellers as of the Closing Date that are due and owing to Sellers and related to the Business.

                  (iii) "Action" has the meaning set forth in Section 5(o)(i) of this Agreement.

                  (iv) "Active Unit" means a paging unit in the hands of a subscriber of the Business (i.e., a direct customer of Sellers) on the Closing Date, for which: (a) there are no Accounts Receivable which have been outstanding in excess of ninety (90) days; (b) at least one

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full payment for such unit has been made prior to the Closing Date; and (c) no oral or written notice of termination has been given to Sellers as of the Closing Date.

                  (v) "Agreement" means this Asset Purchase Agreement.

                  (vi) "Assets" means all properties and assets of Sellers other than the Excluded Assets.

                  (vii) "Assignment and Assumption Agreement" has the meaning set forth in Section 14(a)(i) of this Agreement.

                  (viii) "Assumed Contracts" means all Contracts of Sellers being assumed by Purchaser pursuant to this Agreement.

                  (ix) "Assumed Liabilities" has the meaning set forth in
Section 2(c) of this Agreement.

                  (x) "Average Gross Revenue" means Sellers' average monthly gross revenue from paging subscribers, computed in accordance with GAAP on an accrual basis.

                  (xi) "Balance Sheet" means Sellers' combined audited balance sheet at December 31, 1998 of the Business.

                  (xii) "Balance Sheet Date" means December 31, 1998, the date of the Balance Sheet.

                  (xiii) "Billing Software License" means the license of Sellers to use the billing software used to bill accounts in connection with the Business and all rights related thereto.

                  (xiv) "Bulk Acts" means bulk transfer laws and/or bulk sales tax acts (including all notice provisions thereunder) applicable to the transactions contemplated hereby.

                  (xv) "Business" means the radio paging business conducted by Sellers in the Miami, Florida and the surrounding areas, together with all of the assets in the paging categories reflected on Sellers' Balance Sheet. Sellers acknowledge that all representations, warranties, covenants and agreements contained herein shall relate to the Business as heretofore defined.

                  (xvi) "Closing" means the closing of the transactions contemplated by this Agreement.

                  (xvii) "Closing Date" means the date of the Closing.

                  (xviii) "Contracts" has the meaning set forth in Section 5(dd) of this Agreement.

                  (xix) "Customer Deposits" means monies deposited by customers of the Business and held by Sellers as security in connection with the provision by Sellers of paging and related services to such customers.


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                  (xx) "Customer List" means the list of customers of the
Business and related information annexed hereto as Schedule Z(a)(vii).

                  (xxi) "Deferred Revenue" means revenues billed or received by Sellers for services not yet provided.

                  (xxii) "Deposit" means the sum of $100,000 in cash, which amount is being deposited with the Escrow Agent pursuant to the Deposit Escrow Agreement upon the execution of this Agreement.

                  (xxiii) "Deposit Escrow Agreement" means the Deposit Escrow Agreement, of even date herewith, by and among the Escrow Agent, Sellers and Purchaser annexed hereto as Exhibit A.

                  (xxiv) "Dispute Notice" has the meaning set forth in Section 4(a)(iv) of this Agreement.

                  (xxv) "Equipment" means all paging transmission equipment, paging units, terminals and related items used in connection with the Business.

                  (xxvi) "Escrow Agent" means Phillips Nizer Benjamin Krim & Ballon LLP.

                  (xxvii) "Excluded Assets" means those assets of Sellers specified in Section 2(b) of this Agreement which are not being acquired by Purchaser pursuant to this Agreement.

                  (xxviii) "FCC" means the United States Federal Communications Commission.

                  (xxix) "FCC Licenses" means radio paging licenses issued to Sellers by the FCC.

                  (xxx) "Fill-in Transmitters" has the meaning set forth in
Section 5(q)(i) of this Agreement.

                  (xxxi) "Final Order" means an order of the FCC approving the assignment of the FCC Licenses to Purchaser which is no longer subject to reconsideration, appeal or review, whether judicial or administrative.

                  (xxxii) "Financial Statements" has the meaning set forth in
Section 5(g)(i) of this Agreement.

                  (xxxiii) "FINOVA Consent" means the consent of FINOVA Capital Corporation, Senior leader to Purchaser, to the transactions contemplated by the Agreement.

                  (xxxiv) "GAAP" means generally accepted accounting principles.

                  (xxxv) "Group" means Aquis Communications Group, Inc., a Delaware corporation and the sole parent of Purchaser.


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                  (xxxvi) "Hazardous Materials" means any hazardous material, hazardous substance, regulated substance, pollutant or contaminant, hazardous waste, or hazardous chemical, as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other comparable "Superfund" or "Superlien" law, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous Materials Transportation Act, any regulations promulgated under the foregoing, or by the U.S. Environmental Protection Agency or any applicable state or local environmental agency.

                  (xxxvii) "Indemnity Escrow Agreement" means the Indemnity Escrow Agreement, in the form annexed hereto as Exhibit B, to be entered into by the Escrow Agent, Sellers and Purchaser at the Closing.

                  (xxxviii) "Intellectual Property" has the meaning set forth in
Section 5(i) of this Agreement.

                  (xxxix) "Inventory" means the pager products in connection with a physical inventory performed immediately prior to the Closing.

                  (xl) "Leases" has the meaning set forth in Section 5(m)(ii) of this Agreement.

                  (xli) "License Transfer" has the meaning set forth in Section 5(q)(iii) of this Agreement.

                  (xlii) "Liens" means, with respect to any Asset, all security interests, mortgages, pledges, liens, claims, encumbrances and any other rights of third parties in, to or with respect to such Asset.

                  (xliii) "Lockboxes" means all accounts into which payments by customers and resellers of Sellers' paging business are deposited, including, but not limited to an account at the United States Postal Service maintained by/or on behalf of Brandsmart, Inc..

                  (xliv) "Material Contracts" has the meaning set forth in
Section 5(n) of this Agreement.

                  (xlv) "Personal Property Leases" has the meaning set forth in
Section 5(m)(ii) of this Agreement.

                  (xlvi) "Petroleum Materials" has the meaning set forth in
Section 5(cc) of this Agreement.

                  (xlvii) "Premises" has the meaning set forth in Section 5(m)(ii) of this Agreement.

                  (xlviii) "Purchase Price" has the meaning set forth in Section 4(a) of this Agreement.

                  (xlix) "Purchaser" means Aquis Wireless Communications, Inc., a Delaware corporation.


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                  (l) "Real Property" has the meaning set forth in Section 5(cc)
of this Agreement.

                  (li) "Renewal Statement" has the meaning set forth in Section 4(a)(iii) of this Agreement.

                  (lii) "Retained Liabilities" means all liabilities and obligations of Sellers of any kind or nature whatsoever, whether known or unknown, actual or contingent, matured or unmatured, liquidated or unliquidated, arising from or in connection with occurrences on or prior to the Closing Date other than the Assumed Liabilities.

                  (liii) "Sellers" means ABC Cellular Corporation, a Florida corporation, and ABC Paging, Inc., a Florida corporation.

                  (liv) "Sellers' Broker Agreement" has the meaning set forth in
Section 15 of this Agreement.

                  (lv) "Sellers' Knowledge" in a representation or warranty of Sellers means the actual knowledge of Randy Simon, but does not include, except as specifically provided elsewhere in this Agreement, constructive knowledge. Notwithstanding the foregoing, such phrase requires that such individual: (i) undertake a reasonable examination of his and Sellers' files and the Assets relating to the Business to ascertain whether such files or Asset examinations reveal facts relevant to the representation or warranty in question; and (ii) make a reasonable inquiry of the other employees or agents of Sellers whom he reasonably believes may have knowledge relating to the facts relevant to such representation or warranty.

                  (lvi) "Site Leases" means the seventeen (17) leases listed on
Schedule 5(m) hereto under which either Seller is Lessee for real property on which Sellers have constructed, own and/or operate paging transmission and related equipment and one lease listed on Schedule 5(m) hereto under which Sellers are Lessee for real property on which Sellers have constructed, own and/or operate paging receiving equipment.

                  (lvii) "Spare Parts" means spare parts and maintenance manuals for the Equipment.

                  (lviii) "Telephone Number Inventory" means the telephone numbers that have been assigned to or associated with individual paging units used by Sellers' customers as part of the Business, together with the telephone numbers available for assignment to or association with individual paging units as part of the Business and the telephone number, "1 (800) PAGE NOW," all as set forth on Schedule 5(F) hereto.

                  (lix) "Trade Name License" has the meaning set forth in
Section 2(a)(x) of this Agreement.

                  (lx) "Transmitter Facilities" has the meaning set forth in
Section 5(q)(i) of this Agreement.

                  (lxi) "Trade Names" means all trade names, including, but not limited to, the names, "ABC," "ABC Wireless Services, Inc.," "ABC Paging", "Page Now(R)" and "ABC


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Cellular," trademarks, service marks and other identifying names used by Sellers in connection with the Business, together with all goodwill related thereto, but specifically excluding the names, "ABC Telephone Systems,(TM)" "ABC Communications Inc.".

                  (lxii) "Valid Accounts Receivable" means Accounts Receivable due with respect to Active Units.

                  (lxiii) "Year 2000 Compliant" has the meaning set forth in
Section 5(e)(i) of this Agreement.

      2. Acquisition of Assets; Assumption of Liabilities.

            (a) Sale and Purchase of Assets. In exchange for the consideration specified in Section 4 of this Agreement, and on the terms, subject to the conditions and based upon the representations, warranties and agreements of the parties hereinafter set forth, Purchaser hereby agrees to purchase from Sellers, and Sellers hereby agree to grant, sell, convey, assign, deliver and set over unto Purchaser all of the Assets, other than the Excluded Assets. The Assets shall include, without limitation, the following:

                  (i) all of Sellers' FCC Licenses and all files relating thereto including, but not limited to, all correspondence with the FCC, as set forth on Schedule 2(a)(i);

                  (ii) all machinery, including, but not limited to, the machinery listed on Schedule 2(a)(ii);

                  (iii) all Equipment and Spare Parts, any and all rights of Sellers under warranties covering such Equipment and Spare Parts, and all contracts for maintenance or servicing of such Equipment;

                  (iv) all furniture, fixtures, computers and other office equipment and supplies located on any Premises, including, without limitation, the computer hardware listed on Schedule 2(a)(iv) owned by Sellers and used in the Business which are not Excluded Assets.

                  (v) The Telephone Number Inventory and office telephone and other utility services of the Business;

                  (vi) all Accounts Receivable;

                  (vii) the Customer Lists, which Sellers represent and warrant constitute all of the customer information relating to the Business, and all other books and records relating to the Business, other than information, books and records relating to the Excluded Assets;

                  (viii) all the Leases, Site Leases and Personal Property
Leases;

                  (ix) the Inventory;

                  (x) all Trade Names other than "ABC#(R)," as to which Sellers shall grant Purchaser a nonexclusive, royalty-free license, substantially in the form of Exhibit C hereto (the "Trade Name License") to use such name;

                  (xi) the Intellectual Property;


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                  (xii) the Assumed Contracts;

                  (xiii) the Billing Software License;

                  (xiv) all goodwill of Sellers relating to the Business;

                  (xv) all Lockboxes; and

                  (xvi) all other assets, properties and rights of Sellers used in or pertaining to the Business, other than the Excluded Assets.

      All of the Assets will be acquired by Purchaser free and clear of all Liens, except as otherwise set forth in this Agreement.

            (b) Excluded Assets. Notwithstanding the foregoing, Sellers shall not sell, and Purchaser shall not acquire from Sellers, any of the Excluded Assets, consisting of the following:

                  (i) The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account, and other organizational documents and records of Sellers;

                  (ii) Sellers' bank accounts and cash on hand;

                  (iii) The rights which accrue or will accrue to Sellers under this Agreement;

                  (iv) Those Assets of Sellers other than Trade Names which are used exclusively in connection with Sellers' cellular telephone business; and

                  (v) all other Assets of Sellers listed on Schedule 2(b) hereto (collectively, the "Excluded Assets")

            (c) Assumption of Certain Liabilities. As part of the consideration to be paid by Purchaser in exchange for the Assets, at the Closing Purchaser shall assume the following obligations and liabilities of Sellers (collectively, "Assumed Liabilities"):

                  (i) all of Sellers' obligations under the Leases and the Site Leases;

                  (ii) all of Sellers' obligations with respect to the Customer Deposits set forth on Schedule 2(c)(iii) hereto;

                  (iii) all of Sellers' obligations with respect to the Deferred Revenue as set forth on Schedule 2(c)(iv) hereto; and

                  (iv) the postage meter rental agreement, software maintenance agreement, and other contractual obligations of Sellers, if any, all as set forth on Schedule 2(c)(v) hereto; and

                  (v) those liabilities of Sellers listed on Schedule 2(c) hereto.

      Except to the extent expressly assumed by Purchaser hereunder, Purchaser shall not assume or otherwise be responsible for or bound by any of the Retained Liabilities including, but


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not limited to, any obligation to retain any employee of the Business or any obligation or liability arising out of Sellers' employment or termination of any employee prior to the Closing Date.

      3. Closing. The Closing shall take place at the offices of Phillips Nizer Benjamin Krim & Ballon LLP, 666 Fifth Avenue, New York, New York, 10103-0084, or such other place as the parties may agree, within ten (10) business days following the date upon which all of the conditions precedent to the Closing stated in Sections 7 and 8 of this Agreement have been satisfied in full but no later than December 31, 1999 unless as of such date the FCC shall not have approved the transactions contemplated hereby, in which event no later than March 31, 2000. The purchase and sale of the Assets pursuant to this Agreement shall for all purposes be deemed effective as of the Closing Date.

      4. Purchase Price and Payment/Adjustments.

            (a) Purchase Price. The purchase price (the "Purchase Price") to be paid by Purchaser in exchange for the Assets shall consist of the following:

                  (i) The sum of $2,750,000 in cash, subject to any required adjustments as set forth in Section 4(c) hereof, to be paid as follows:

                        (1) The Deposit ($100,000), by certified or bank cashier's check payable to the Escrow Agent delivered to the Escrow Agent, or by wire transfer to an account designated by the Escrow Agent in accordance with written instructions from the Escrow Agent, upon the execution of this Agreement, such amount to be held by the Escrow Agent pursuant to the terms and conditions set forth in the Deposit Escrow Agreement; and

                        (2) The balance ($2,650,000, subject to adjustment as provided in paragraph (vi) hereinbelow and Sections 4(c) and 24 hereof) delivered to Sellers at the Closing by certified or bank check payable to Sellers or by wire transfer on the Closing Date to an account designated by Sellers pursuant to Sellers' written instructions (which shall be delivered to Purchaser no later than two (2) business days prior to Closing), $150,000 of which shall be deposited with the Escrow Agent pursuant to paragraph (e) hereinbelow;

                  (ii) The assumption by Purchaser as of the day after the Closing Date of the Assumed Liabilities;

                  (iii) With respect to those of Sellers' paging units in service which are subject to existing annual paging services contracts with customers for which no payment has been received for paging services (which, for purposes hereof, are acknowledged to number approximately 6,600 as of the date hereof), Purchaser shall pay to Sellers the sum of Thirty-Four Dollars ($34.00) in cash for each of such contracts which is renewed and paid by the customer as additional consideration for the purchase of Sellers' paging assets hereunder. Subject to paragraph (iv) hereof, all amounts payable by Purchaser pursuant to this paragraph (iii) shall be determined and paid quarterly as follows: on or before the fifteenth (15th) business day following the last day of each calendar quarter, Purchaser shall prepare and deliver to Sellers a statement (a "Renewal Statement") in each case as of the last day of such calendar quarter, listing each existing annual paging services contract which has been renewed during such calendar quarter and all information related thereto and setting forth Purchaser's calculation of all amounts due Sellers


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in respect thereof, together with payment, by check or by wire transfer, of such amounts; provided, that Purchaser agrees to use its best efforts to secure the renewal of such annual paging services contracts as and when they expire.

                  (iv) In the event that Sellers shall disagree with any Renewal Statement received from Purchaser pursuant to paragraph (iii) hereinabove, they shall so notify Purchaser in writing (a "Dispute Notice") within fifteen (15) calendar days following their receipt of such Renewal Statement, in each case specifying the amounts in dispute and the basis therefor, and the parties shall endeavor in good faith through mutual discussions to reach an agreement as to the amounts to be paid in respect of such Renewal Statement. In the event that the parties are unable to reach such agreement within thirty (30) days following Purchaser's receipt of a Dispute Notice from Sellers, then the parties shall submit any matters remaining in dispute to an independent accounting firm selected by Purchaser and reasonably acceptable to Sellers for review and final determination, and payment of all additional amounts (if any) determined by such firm to be due in respect of such Renewal Statement shall be made within five business days following the date of such final determination.

                  (v) For purposes of making determinations pursuant to paragraphs (iii) and (iv) hereinabove, Purchaser agrees to afford Sellers reasonable access to all books and records of Purchaser relating to annual paging services contracts assumed by Purchaser at the Closing hereunder and all renewals thereof.

                  (vi) In the event that the number of pager products which are included in Inventory hereunder exceeds 500 units (or $25,000 in value, based upon Sellers' cost), Purchaser shall purchase the excess units from Sellers at Sellers' wholesale cost, which amount shall be added to the balance of the Purchase Price to be paid pursuant to paragraph (i)(2) hereinabove.

            (b) Allocation of Purchase Price. It is hereby agreed and acknowledged that the Purchase Price allocation for each component of the Assets shall be made on the basis of Sellers' net book value thereof with any excess of the Purchase Price over such net book value being allocated up to $100,000 to the Noncompetition, Confidentiality and Nondisclosure Agreement being delivered by Sellers pursuant to Section 14(a)(vi) hereof and the remainder to intangibles, as set forth on Schedule 4(b) hereto.

            (c) Purchase Price Adjustments.

                  (i) In the event that, on the Closing Date, the total number of paging units serviced by Sellers (exclusive of units subject to annual paging services contracts) shall be less than 38,400 or, subject to Section 7(l) hereof, the Business shall have annual adjusted earnings before income taxes, depreciation and amortization for a six month trailing period ending no more than forty-five (45) days prior to the Closing hereunder, (as annualized based upon the segment information for the Business plus such pro forma adjustments as have been agreed to by Sellers and Purchaser ("EBITDA")), of less than $500,000 (the "EBITDA Deficiency"), then the Purchase Price shall be adjusted downward by an amount equal to the greater of: (x) the difference of 38,400 minus the total number of paging units serviced by Sellers on the Closing Date multiplied by Seventy-one Dollars ($71.00), and (y) the amount of the EBITDA Deficiency


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times 5.5, and such amount shall be deducted from the payment due pursuant to
Section 4(a)(i)(2) hereof.

                  (ii) In the event that the total dollar value of the Deferred Revenue plus Customer Deposits assumed by Purchaser on the Closing Date hereunder shall exceed the total dollar value of the Valid Accounts Receivable of Sellers on the Closing Date by more than 10%, there shall be a dollar-for-dollar reduction in the Purchase Price and from the payment due pursuant to Section 4(a)(i)(2) in the amount of such excess over 110% of the total dollar value of the Deferred Revenue plus Customer Deposits.

            (d) Application of Deposit. As set forth in the Deposit Escrow Agreement, in the event that the transactions contemplated hereby are not consummated for any reason other than as provided in Section 13 of this Agreement, then the Deposit shall be paid by the Escrow Agent to Sellers and retained by Sellers in order to compensate Sellers for their costs and expenses incurred in negotiating this Agreement. In the event that the transactions contemplated hereby are closed, the parties agree to direct the Escrow Agent at Closing to terminate the Deposit Escrow Agreement and deliver the Deposit to Sellers at Closing, and the full amount of the Deposit shall be credited towards payment of the cash portion of the Purchase Price.

            (e) Indemnity Escrow. At the Closing, the Escrow Agent, Sellers and Purchaser shall enter into the Indemnity Escrow Agreement, pursuant to which Sellers shall deposit $150,000 of the balance of the Purchase Price to be paid pursuant to Section 4(a)(i)(2) hereof in escrow, which amount shall thereafter be held in escrow by the Escrow Agent following the Closing and applied or released as and when provided in the Indemnity Escrow Agreement.

5. Representations and Warranties of Sellers.

            As an inducement for Purchaser to enter into this Agreement and perform its obligations hereunder, Sellers hereby jointly and severally represent and warrant to Purchaser as set forth below. Each of such representations and warranties are correct and complete as of the date hereof and shall be correct and complete as of the Closing, with the same effect as if said representations and warranties had been made on and as of the Closing Date.

            (a) Power and Authority. Each Seller has full, lawful power to own all of its Assets and to carry on the activities of the Business as presently conducted and to own, hold and operate the properties that it owns and holds. The execution and delivery of this Agreement and the other agreements, certificates and documents to be executed and delivered pursuant hereto by each Seller have been duly and validly authorized by such Seller and no further corporate action on the part of either Seller is required in connection therewith, and this Agreement and all of such other agreements, certificates and documents constitute the valid and binding obligations of Sellers, enforceable against each Seller in accordance with their respective terms.

            (b) Noncontravention. Neither the execution and delivery of this Agreement by each Seller, nor the performance by such Seller of its obligations hereunder, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of, or default or termination under, any terms or provisions of such Seller's certificate of incorporation, by-laws or other organizational documents or any other agreement or instrument


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to which such Seller is a party or by which such Seller, the Business or any of the Assets is bound, or (ii) result in the imposition of any Lien upon any of the Assets.

            (c) Governmental Approvals. Except for the approval of the FCC no consent, approval or authorization of or declaration or filing with any governmental authority is required in connection with the execution or delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby.

            (d) Formation, Good Standing and Qualifications. Each Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida. None of Sellers or the Business is licensed or qualified to do business in any states other than Florida and neither the character of the Assets and Sellers' properties nor the nature of the Business would necessitate such licensing or qualification to do business in any other state. Schedule 5(d) hereto contains correct and complete copies of the certificate of incorporation of each Seller, in each case as in full force and effect on the date hereof.

            (e) Equipment and Telecommunications Transmission Services.

                  (i) Schedule 5(e)(i) hereto contains a true and complete list of all of the Equipment and Spare Parts (and their location) used in or pertaining to the Business, including all of the terminals, transmitters, link receivers and antennas used by Sellers to provide paging services in support of the Business. Sellers have good, valid and marketable title to all of such Equipment and Spare Parts, free and clear of all Liens (other than liens reflected in Schedule 5(h)(ii), which shall be released at Closing). To Sellers' best knowledge, best efforts have been made by Motorola, Inc. to ensure that all of the Equipment and Spare Parts are Year 2000 compliant. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to Sellers' information technology, that the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and that the information technology used during each such time period will accurately receive, provide and process date and time data (including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap-year calculations) and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date or time data, to the extent that other information technology used in combination with such information technology properly exchanges date and time data with it.

                  (ii) Schedule 5(e)(ii) hereto contains a list of all of the telecommunications transmission services provided in support of the Business, including services to: (A) connect paging terminals to transmitters; (B) connect transmitters to monitoring locations for the performance of status monitoring, control and trouble-shooting functions; and (C) program numbers into the paging terminals and perform remote monitoring, adjustments, and trouble-shooting with respect to the paging terminals.

            (f) Telephone Number Inventory. Schedule 5(f) hereto contains true and complete list of the Telephone Number Inventory:

                  (i) All telephone numbers included in the Telephone Number Inventory have been activated in the paging control terminals included in the Equipment.


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            (g) Financial Statements. Within forty-five (45) days after the date hereof, Sellers shall cause their independent accountants to prepare and deliver to Purchaser audited segment financial statements (including notes thereto)of the Business, including an audited balance sheet and statements of income and retained earnings, for the fiscal year ended December 31, 1998 and unaudited interim segment financial statements of the Business for the nine (9) months ending September 30, 1999. Sellers further agree: (i) in the event that Group is required to file such information with the Securities and Exchange Commission (the "Commission") in order to satisfy its reporting and disclosure obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder
(the "Exchange Act"), to cause their independent accountants to prepare and deliver to Purchaser audited segment financial statements (including notes thereto) of the Business, including audited balance sheets and statements of income and retained earnings, for the fiscal year(s) ended December 31, 1996 and/or December 31, 1997; or (ii) in the event that the Closing hereunder shall not occur on or prior to February 22, 2000 and Group is required to file such information with the Commission under the Exchange Act, to cause their accountants to prepare and deliver to Purchaser audited segment financial statements (including notes thereto)of the Business, including an audited balance sheet and statements of income and retained earnings, for the fiscal years ending December 31, 1997 and 1999(all of such financial statements which are delivered to Purchaser pursuant hereto being sometimes referred to herein collectively as, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly and accurately present the results of operations of the Business for the periods covered thereby and the financial condition of the Business as of the dates indicated thereon, and comply with the books and records of the Business. Since the Balance Sheet Date, the Business has operated in the ordinary course of business and will, through the Closing Date, continue to operate only in the ordinary course of business on the same basis as it has heretofore. Since the Balance Sheet Date, there has been no materially adverse change in the financial condition of the Business, and neither Seller knows of any such pending change.

            (h) Assets.

                  (i) Except as set forth on Schedule 5(h)(i)hereto, to Sellers' Knowledge, the physical Assets are in good operating condition, reasonable wear and tear excepted, and are free from any defects which could have a material adverse effect on the Assets or the operations of the Business, are in conformity with the manufacturers' specifications (including the ability to perform the functions for which they were designed), and are in compliance with FCC regulations. Except for the Excluded Assets, the Assets constitute all of the properties, assets and rights that have been used in the conduct of the Business and which are necessary to the operation of the Business. There are no assets of either Seller not included in the Assets which are material to the operation of the Business and the absence of which would have a material adverse effect on Purchaser's ability to conduct the Business in the same manner that it has been previously conducted. Except as disclosed on Schedule 5(h)(i), the Assets are now and will be on the Closing Date located at Sellers' places of business and will not be removed therefrom unless Sellers shall have received Purchaser's written consent to such action, which consent is in Purchaser's sole and absolute discretion.

                  (ii) Except as set forth on Schedule 5(h)(ii),Sellers have good and marketable title to all the Assets, free and clear of any Liens.

            (i) Business Names and Business Addresses. Schedule 5(i) sets forth all Trade Names used by Sellers over the past five (5) years and all of the business address(es) of Sellers for the past five (5) years. Schedule 5(i) also sets forth any copyrights, patents, and other intellectual property owned by Sellers or used by Sellers in connection with the Business (collectively with the Trade Names, the "Intellectual Property"). Sellers are not aware of any other party using the Intellectual Property. Sellers have not received any notice of adverse claims, invalidity or infringement of any rights of others with respect to the Intellectual Property and none of the Intellectual Property is the subject of any pending or threatened claim, litigation or lien. To Sellers' Knowledge, Sellers' use of the Intellectual Property did not and does not infringe upon, or otherwise violate, the rights of any third party.

            (j) Liabilities. Except for leases, contracts and other contractual obligations not required to be reflected under GAAP, there are no liabilities, obligations or claims of any nature of or against either of Sellers or the Business (whether threatened, accrued, contingent, absolute, unliquidated, asserted or otherwise, whether due or to become due) which were not disclosed or reflected fully on the Balance Sheet, and there are no such liabilities, obligations or claims of or against either Seller or the Business, other than those disclosed or reflected in the Financial Statements.

            (k) Taxes.

                  (i) All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, added value, employees' income, withholding and social security taxes, imposed by the United States, or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by either of Sellers or the Business, and all such taxes and any interest and penalties thereon have been paid in full, and all tax returns and reports required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by either of Sellers or the Business with respect to employees' withholding taxes have been duly made or will be made as of the required filing date, as same may be extended.

                  (ii) Neither Seller has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge, fee or deposit and there is no tax deficiency or claim outstanding, proposed or assessed against either of Sellers or the Business.

                  (iii) Except as set forth on Schedule 5(k)(iii) hereto, no audit has been conducted of any tax returns relating to the Business during the last ten (10) years.

                  (iv) After the Closing, Purchaser will incur no liability or expense by virtue of taxes relating to the Business for the period between the Balance Sheet Date and the Closing Date.

            (l) Inventory. All of Sellers' inventories, including the Inventory, consist of items of a quality usable, marketable and saleable in the normal course of the Business.

            (m) Real Property.

                  (i) Neither Seller owns fee title to any real property.

                  (ii) Schedule 5(m)(ii) contains a complete and correct list and description of all of Sellers' Site Leases and other leases (whether oral or written) with respect to real property (collectively, the "Leases"), including a description of all buildings, structures, improvements, transmitters, terminals and other equipment located at each of the premises underlying such Leases (collectively, the "Premises"), and all licensing arrangements and leases of personal property relating to the Business ("Personal Property Leases"), to which either Seller is a party (either as lessor, lessee, licensor or licensee). Except as set forth on Schedule 5(m) hereto, all of such Leases, Personal Property Leases, and licensing agreements are valid and in full force and effect in accordance with their respective terms and there are no existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults or which would interfere with the enjoyment by Sellers or any assignee of the benefits of such instrument or their use and enjoyment of the real or personal property. Except as set forth on Schedule 5(m)(ii), no consents are required in order to transfer any of the Leases, Personal Property Leases or licenses to Purchaser, nor have Sellers received any notice of intent not to renew from any lessor or licensor thereunder.

                  (iii) Except as set forth on Schedule 5(m)(iii), to Sellers' knowledge all activities and operations conducted by Sellers on the Premises, and all structures, improvements and fixtures installed by Sellers on the Premises, conform to any and all applicable federal, state and local laws, ordinances and regulations, including, without limitation, zoning and building ordinances and health, environmental and safety laws, ordinances and regulations, and the Premises are zoned for the various purposes for which the Premises are currently being used.

                  (iv) Except as set forth on Schedule 5(m)(iv), to Sellers' Knowledge, there is no condition resulting from the activities of the Business which would adversely affect or impair the use of any of the Premises for the purposes for which Sellers are currently using the same or which could result in the imposition of liability on Purchaser.

                  (v) To Sellers' Knowledge, there are no existing, pending or threatened condemnations, or violations of other governmental regulations giving rise to pending or threatened governmental or administrative actions that will materially adversely affect or impair the use of any of the Premises for the purposes for which Sellers are currently using the same.

            (n) Material Contracts. Schedule 5(n) contains a list of all material contracts and documents to which either of Sellers is a party, true and complete copies of which have been delivered to Purchaser, or in the case of contracts with subscribers of the Business, made available to Purchaser. All of such subscribers are parties to written contracts with Sellers; all of such contracts are substantially in the form of the contract included in Schedule 5(n). Except only as to contracts and documents listed on Schedule 5(n), neither Seller, with respect to the Business, is a party to any written or oral (i) contract not made in the ordinary course of business; (ii) employment contract which is not terminable without cost or other liability to Sellers on notice of thirty (30) days or less, (iii) contract with any labor union, (iv) bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee, (vi) continuing contract for the future purchase of materials, supplies or equipment in excess of the requirements of the Business now booked or for normal operating inventories, (vii) contract involving the expenditure of more than one thousand dollars ($1,000), (viii) contract continuing over a period of more than one year from its date, (ix) contract interfering with Sellers' exclusive and unrestricted use of any Trade Names or other Intellectual Property, or other contract, agreement or understanding, (x) inter-carrier agreement, agreement with a reseller or agreement with an agent, (xi) interconnection agreement with any local exchange carrier or interexchange carrier, or (xii) any agreement relating to circuits used to control the transmitters used in the Business (collectively, "Material Contracts") and the Business is not subject to any restriction that materially adversely affects the Assets, or the Business or its financial condition or prospects. All of the Material Contracts are in full force and effect and, to Sellers' knowledge, there is no default or circumstance which, with notice and/or passing of time, would constitute a default existing under any of the Material Contracts, nor has either of Sellers or the Business received any notice by any other party thereto of an intent not to renew any Material Contract.

            (o) Compliance With Laws; Litigation.

                  (i) Except as set forth in Schedule 5(o)(i), to Sellers' Knowledge, each of Sellers and the Business have complied in all material respects with all laws, regulations and orders affecting the Business and its operations (including, without limitation, the rules of the FCC relating to regulatory fees, universal service fund obligations, telecommunications relay service, antenna support structure lighting and marking, tower registration, timely construction of facilities and the provision of service to subsidiaries, and the timely filing of applications and reports). Neither Seller has received notice or otherwise been advised that either Seller or the Business is not in conformity with any such laws. Except as set forth on Schedule 5(o) hereto, there are no actions, suits or proceedings, either at law or in equity, pending or, to Sellers' Knowledge, threatened against either Seller or the Business (collectively, an "Action"). No Action involves the possibility of any judgment or liability against either Seller or the Business not fully covered by insurance, which may result in a materially adverse change in the financial condition of the Business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                  (ii) Except as set forth on Schedule 5(o)(ii), there are no lawsuits or other private or governmental investigations, inquiries, proceedings or claims pending or threatened against either Seller or the Business, or any of their respective properties or the Assets, or which could affect the consummation of the transactions contemplated hereby; and to Sellers' Knowledge there is no valid basis for any such lawsuit, proceeding or claim. Except as set forth on Schedule 5(o)(ii), there are no judgments, decrees or orders binding upon either Sellers or the Business, the effect of which would be to prohibit any business practice of the Business, the disposition of the Assets by Sellers, the conduct of the Business by Sellers or Purchaser or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 5(o)(ii) there are no violations, citations, fines, injunctions or penalties heretofore asserted against or imposed on either Seller, the Business, or any of their respective properties or Assets, or with respect to the conduct of the Business under any federal, state or local law or of which either

Seller has received notice or which otherwise bind any of the material properties of Sellers, the Assets or the Business, and none has been threatened.

                  (iii) Except as set forth in Schedule 5(o)(iii), there exists no default under any mortgage, indenture, contract or agreement, which default may result in a materially adverse change in the Assets, or the financial condition or business or operations of the Business.

            (p) Accounts Receivable. All Accounts Receivable arise from bona fide transactions made in the ordinary course of business and represent services rendered or Inventory sold in the ordinary course of business. All such Accounts Receivable are fairly presented, and are the result of arms-length transactions with third parties. The collectibility of the Accounts Receivable will not be impaired by any statute of limitations, right of set-off, counterclaim or defense. Set forth on Schedule 5(p) are computer printouts containing detailed listings of Accounts Receivable as of the dates specified therein (which shall be updated through the Closing Date) and which reflect the periods of time that such accounts have been outstanding as of the dates of such listings.

            (q) Licenses; Service Area.

                  (i) Schedule 5(q)(i) sets forth all of the FCC Licenses held by Sellers or relating to the Business and copies of all associated pending license applications, any filings made with the FCC to memorialize the site of any "fill-in transmitter," as defined and provided for under the rules of the FCC, but which may not be shown on the FCC Licenses, and any authority provided under the FCC rules for fill-in transmitters that have not been memorialized by any filing with the FCC, but which are listed on Schedule 5(q)(i) ("Fill-in Transmitters"). The FCC Licenses are in full force and effect, are validly held by Sellers, and are free and clear of Liens, conditions or other restrictions of any nature as would limit the operation of Sellers' antenna and transmitter sites covered by the FCC Licenses, including sites for any Fill-in Transmitter, (all such sites are collectively referred to as the "Transmitter Facilities"). Except for the FCC Licenses, there are no permits, licenses or other authorizations currently held by Sellers, or required by law to be held by Sellers, with respect to ownership of the Assets or operation of Business, except where the failure to hold such a permit, license or other authorization would not reasonably be expected to materially affect ownership or operation of the Assets or conduct of the Business. The sites set forth in the FCC Licenses and any associated sites for Fill-in Transmitters listed therewith in Schedule 5(q)(i) constitute all of the sites necessary for the conduct of the Business and have been timely constructed and placed into operation with service to subscribers by Sellers in accordance with the rules of the FCC. There are no applications, petitions to deny, complaints or proceedings pending before the FCC or relating to the operations of or the provision of service from the Transmitter Facilities that could preclude Sellers from entering into this transaction or consummating the transactions contemplated hereby or that could affect the validity of the FCC Licenses.

                  (ii) The service areas in which the Business operates are described on Schedule 5(q)(ii).

            (r) Benefit Plans. Except as disclosed in Schedule 5(r), the Business does not have any pension, retirement, profit sharing or bonus plan, or other employee welfare or benefit plan. Neither of Sellers nor the Business participates in, or has any obligation to contribute to, or any withdrawal liability with respect to, any "multiemployer plan" as such term is defined in Section 4001 of ERISA and Sellers have not received notice of the reorganization of any such plan.

            (s) Employees. Set forth in Schedule 5(s) is a list of all employees of Sellers and the compensation of each. Neither Seller is a party to any union or collective bargaining agreement or other agreements or arrangements of any kind with any other employee organization or association with respect to any of its employees. To Sellers' Knowledge, there is no condition or circumstance which will or may cause the Business to suffer any strike, union representation contest, labor trouble or work stoppage, and the Business has not suffered any strike, union representation contest, labor trouble or work stoppage within the past five (5) years. The consummation of the transactions contemplated hereby will not result in the imposition on Sellers or Purchaser of any obligations, including any notice obligations, under the WARN Act.

            (t) Insurance. Set forth on Schedule 5(t) is a list of all insurance policies relating to the Business to which either Seller is a party, including the expiration dates of said policies. Complete copies of said policies have been delivered to Purchaser. Such policies provide for coverage which is adequate and reasonable by industry standards both in scope and in amounts to insure the Business as presently conducted by Sellers. Prior to the Closing, Sellers will use their reasonable commercial efforts to continue in full force and effect after the Closing, at Purchaser's expense, the policies which Purchaser requests to be kept. Other than as set forth on Schedule 5(t), there have been no claims asserted under any of such policies, and Sellers have not received any notice of non-renewal or limitation of coverage with respect to any of such policies, nor are they aware of any existing circumstance which would form the basis for nonrenewal of any of such policies or limitation of the coverage afforded thereunder.

            (u) Account Information. Schedule 5(u) contains (i) a current list of resellers with whom Sellers have contracts or agreements and accounts receivable of the Business, (ii) a current list of Sellers' service rates for all resellers and all types of service and accounts, (iii) a list of direct accounts and resellers which sets forth the number of accounts and resellers by type and the average monthly billing for each reseller and type of account, and
(iv) a summary of the number and type of accounts on each frequency used by the Business. Sellers are not aware of any circumstances currently existing which could result in the loss of any current reseller or direct account of the Business as a consequence of the transfer of ownership of the Business.

            (v) Consents and Approvals. Except as set forth on Schedules 5(m)(ii) and 5(v), no consent, approval or waiver of or by any third party, except those which have been obtained and which have been delivered to Purchaser, is necessary in order to permit the transfer and assignment of the Business and the Assets to Purchaser, free and clear of any Liens or other restrictions, and the failure by Sellers to secure any consent or waiver will not result in any adverse affect upon the Assets or upon Purchaser or its ability to operate the Business following the Closing.

            (w) Changes in the Business. Except as set forth on Schedule 5(w), since the Balance Sheet Date, neither of Sellers or the Business has:

                  (i) Made any material changes in the Business or operations of the Business or the manner of conducting such Business or operations;

                  (ii) Suffered any damage, destruction or loss materially adversely affecting the Assets, the Business or its operations;

                  (iii) Sold, assigned or transferred any trade secret, customer list or account or suffered any materially adverse change with respect to any of the foregoing;

                  (iv) Suffered any material adverse change in its condition, financial or otherwise;

                  (v) Sold, leased, disposed of, mortgaged, pledged or suffered (without being released or relieved therefrom), any lien or encumbrance or waived any substantial rights relating to any property or assets, tangible or intangible, relating to the Business, other than in the ordinary course of business; or

                  (vi) Entered into any transaction or material contract or agreement other than in the ordinary course of business.

            (x) Documents Relating to Business. Sellers have furnished, or in the case of Sellers' subscribers, made available, to Purchaser every material agreement, instrument, letter, pleading, consent, waiver, notice, note and every material document of whatever nature relating to the Business and, to Sellers' Knowledge, there is no other material document or instrument of any kind that Sellers have failed to furnish that would or might affect the truth, accuracy or completeness of the representations and warranties contained herein. No representation or warranty by Sellers in this Agreement, any Exhibit or Schedule thereto or related agreement contains or will contain any untrue statement of a material fact nor omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            (y) Books and Records. To Sellers' Knowledge, the books and records of the Business are complete and accurate in all material respects. The financial books and records of the Business have been maintained consistently in accordance with sound business practices and are accurate and complete in all material respects.

            (z) Payments.

                  (i) Except as set forth on Schedule 5(z), to Sellers knowledge, neither Seller, or any employee, agent, or other person acting on behalf of Sellers or the Business, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office or other person who is or may be in a position to help or hinder the Business which: (A) might subject Sellers, Purchaser or the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or, (B)which if not given in the past, might have had a materially adverse effect on the assets, business or operations of the Business as reflected in the Financial Statements or (C) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Business.

                  (ii) Neither Seller has obtained, directly or indirectly, any property as a result of activities, or used any property to conduct activities, which activities may constitute or result in a violation of any federal, state or local law, rule or regulation, the penalty for which could be forfeiture of such property.

            (aa) Schedules. Each of the Schedules described in this Agreement is dated the date of this Agreement (unless the Schedule indicates specifically that it is prepared as of a different date), identified specifically as a schedule to a particular Section and is hereby certified by Sellers as being true and complete. Any information disclosed in any Schedule described in this Agreement shall be deemed disclosed for purposes of all other such Schedules to which such information is relevant.

            (bb) Active Units. The number of Active Units as of March 31, 1999 was 38,358.

            (cc) Environmental Matters. With respect to any real property leased by Sellers pursuant to a Lease (any such real property is referred to herein as "Real Property"), to Sellers' Knowledge, there has been no use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Material (as defined below) on, under or about the Real Property or transportation by Sellers or their employees, agents or representatives of any Hazardous Materials to or from the Real Property, except for petroleum-based solvents and products ("Petroleum Materials") that are used in connection with the servicing of equipment in the normal course of the Business, which Petroleum Materials are stored or handled on the Premises in full compliance of all applicable laws.

            (dd) Contracts. Schedule 5(dd), hereto lists (i) all agreements, arrangements, commitments, contracts, leases, licenses, instruments and other obligations of Sellers which relate to the Business (collectively, "Contracts"); and (ii) all Assumed Contracts. Except as set forth on each Schedule 5(dd), each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no existing violations or defaults by either Seller or, to Sellers' Knowledge, any other party thereto and, to Sellers' Knowledge, no event, act or omission has occurred which (with or without notice or the passage of time or both) would result in a material violation or default under any such Assumed Contract. Except as reflected in the Schedules, all amounts due and payable under each such contract have been paid.

            (ee) Billing Software. Sellers are the sole licensees under the Billing Software License, which is in full force and effect. Sellers have paid all amounts due under the Billing Software License other than maintenance payments of $2,000 per month to become due with respect thereto. The computer hardware set forth in Schedule 2(a)(iv) and the Billing Software License collectively comprise the billing system utilized by Sellers to perform billing services. The Billing Software License, as configured and delivered to Purchaser at the Closing, shall perform and function and be in the same condition as was the case during the three billing cycles immediately preceding the date hereof.

      6. Representations and Warranties of Purchaser and Group.


            As an inducement for Sellers to enter into this Agreement and perform its obligations hereunder, each of Purchaser and Group represents and warrants to Sellers as set forth below. Each of such representations and warranties are correct and complete as of the date hereof and shall be correct and complete as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

            (a) Organization and Good Standing. Each of Purchaser and Group is a corporation duly organized, validly existing and in good standing under of the laws of the State of Delaware.

            (b) Forestallments. Neither Purchaser nor Group is a party to or subject to any contract or agreement or any judgment, order, writ, injunction or decree of any court or governmental body which will prevent its performance of its obligations under this Agreement.

            (c) Authorization. At Closing, the execution and delivery of this Agreement and the other agreements, certificates and documents contemplated hereby or referred to herein shall have been duly authorized by their respective Boards of Directors as required under the laws of the State of Delaware, and no other corporate action shall be required for the approval of this Agreement or such other agreements, certificates and documents to be executed and delivered by Purchaser or Group, all of which shall be valid and binding upon Purchaser or Group, to the extent each is a party thereto, in accordance with their respective terms.

            (d) Noncontravention. Neither the execution and delivery of this Agreement by Purchaser and Group, nor the performance by Purchaser and Group of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby will conflict with or result in a violation or breach of, or default, or termination under, any terms or provisions of either Purchaser's or Group's corporate charter or bylaws or of any terms or provisions of any other agreement or instrument to which Purchaser or Group is a party or by which Purchaser or Group is bound.

            (e) Consents and Approvals. Except for the FINOVA Consent, approvals of the FCC and requisite filings with the Securities and Exchange Commission, no consent, approval, authorization, waiver, declaration or filing of, by or with any governmental authority or by any third party is necessary in connection with the execution or delivery of this Agreement by Purchaser and Group or the consummation by Purchaser or Group of the transactions contemplated hereby.

            (f) FCC Qualification. Purchaser is legally qualified to hold the FCC Licenses.

      7. Conditions Precedent to Purchaser's Obligation to Close.

            The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties made by Sellers contained herein, including the Schedules attached hereto, shall be true and correct at and as of the time of the Closing, with the same effect as though such representations and warranties were made at and as of such time, except in respects not materially adverse to Sellers or the Business, and each Seller shall deliver to Purchaser a certificate dated the Closing Date so stating. As used herein, the phrase "in respects not materially adverse to Sellers" shall mean in respects not materially adverse to the overall financial condition, business or prospects of the Business.

            (b) Performance and Compliance. Sellers, on or before the Closing Date, shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by them at or before the Closing.

            (c) Closing Deliveries. Each Seller shall have delivered to Purchaser all items required to be delivered by it pursuant to Section 14(a) of this Agreement.

            (d) Opinion Letters. Purchaser shall have been furnished with opinions, dated the Closing Date, of Bruce Lazar, counsel to Sellers, and of Shulman, Rogers, Gondal, Pordy & Ecker PA, special FCC counsel to Sellers, in substantially the forms attached hereto as Exhibit "D-1" and Exhibit "D-2" respectively.

            (e) Governmental Action. No order, ruling or regulation (general or specific) of any governmental authority shall have been issued or promulgated, and no judicial or administrative action shall have been taken and shall have not been rescinded, canceled or reversed, which action has the purpose or would have the effect of prohibiting the transactions herein contemplated or the effect of interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby.

            (f) Consents and Approvals. All consents, approvals and waivers of third parties, including those set forth on Schedule 5(v) and any consents, approvals and waivers required under any contracts, licenses, leases, or other agreements material to the Business, the FINOVA Consent, and consents, permits and approvals of all regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement, including a Final Order from the FCC, shall have been procured and delivered to Purchaser, and all other requirements prescribed by law shall have been satisfied.

            (g) Prohibitive Proceedings. No suit, action or other proceeding shall be pending or directly threatened by any federal or state governmental agency having jurisdiction or authority over either Seller, the Business, Purchaser or Group in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

            (h) Accountant's Review. Purchaser's Accountants shall have reviewed the Financial Statements, and Purchaser shall not have been advised by the Accountants on or prior to thirty (30) days after receipt of Sellers' Financial Statements that, based upon a review (but not an audit) of the affairs of the Business for the period from the Balance Sheet Date through the Closing Date, there has come to their attention facts or circumstances causing them to reasonably believe that Sellers' representations and warranties relating to the Assets, the Financial Statements, and the financial condition of the Business are not materially true and correct as of the Closing Date. Any such advice shall be in writing and shall specify in detail the particulars as to what facts or circumstances have caused the Accountants to believe that any such representations or warranties are not materially true and correct, that any such condition has not been fulfilled. Sellers shall be given a reasonable opportunity (not to exceed 15 business days after delivery to it of such advice) to explain or remedy any alleged misrepresentation or breach of warranty or to produce any such missing books or records. If the Closing thereafter occurs, it shall be deemed to have occurred as of the originally scheduled Closing Date. In preparing such advice, the Accountants may rely upon written statements of Sellers and need not audit the financial condition of Sellers.

            (i) Amounts Payable. All amounts payable by Sellers to the Business and all amounts payable by the Business to Sellers shall have been reconciled, netted and paid in full.

            (j) Zoning. There shall not have been commenced, threatened or received any proceeding, or notice thereof, which results or could result in the citation of either Seller or of the Business for violation of zoning ordinances in connection with the use of the Sellers' principal offices or requiring the cessation of such use.

            (k) UCC Termination Statements. Purchaser shall have received originally executed UCC-3 termination statements releasing all Liens with respect to the Assets and the Business.

            (l) EBITDA. The Business shall have annual adjusted EBITDA for a trailing six month period ending not more than forty-five (45) days immediately prior to the Closing hereunder, as annualized, based upon the segment information for the Business plus such pro forma adjustments as have been mutually agreed to by Purchaser and Sellers, of not less than $500,000; provided, that if there is an EBITDA Deficiency, then Purchaser shall have the option, in its discretion, to elect to waive this condition and purchase the Business and the Transferred Assets for a Purchase Price adjusted as provided in
Section 4(c)(i) of this Agreement.

            (m) Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's Board of Directors, such approval to be obtained within 60 days of the date of execution of this Agreement.

            (n) Minimum Gross Revenue. Sellers' Average Gross Revenue in respect of the Business for the three-month period ended September 30, 1999 shall be not less than Sellers' Average Gross Revenue for the three-month period ended March 31, 1999.

            (o) FCC Licenses. All of the FCC Licenses shall be in full force and effect on the Closing Date.

            (p) Due Diligence Review. Purchaser, Group and their counsel shall have completed their due diligence investigations of Sellers' financial condition and operations, the Business and the Assets, all to their reasonable satisfaction; provided, that such review shall be completed within sixty (60) days following the date hereof.

      8. Conditions Precedent to Sellers' Obligation to Close.

            The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties made by Purchaser and/or Group contained herein shall be true and correct at and as of the time of the Closing, with the same effect as though such representations and warranties were made at and as of such time, except in respects not materially adverse to Purchaser or Group, and each of Purchaser and Group shall deliver to Sellers a certificate, dated the Closing Date, so stating. As used herein, the phrase "in respects not materially adverse to Purchaser" shall mean in respects not materially adverse to the overall financial condition, business or prospects of Purchaser or Group.

            (b) Performance and Compliance. Purchaser, on or before the Closing, shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing.

            (c) Closing Deliveries. Purchaser shall have delivered to Sellers all items required to be delivered by Purchaser pursuant to Section 14(b) of this Agreement.

            (d) Opinion Letter. Sellers shall have been furnished with an opinion, dated the Closing Date, of Phillips Nizer Benjamin Krim &Ballon LLP, counsel to Purchaser, in substantially the form of Exhibit "E" attached hereto.

            (e) Governmental Action. No order, ruling or regulation (general or specific) of any governmental authority shall have been issued or promulgated, and no judicial or administrative action shall have been taken and shall have not been rescinded, canceled or reversed, which action has the purpose or would have the effect of prohibiting the transactions herein contemplated or the effect of interfering with or materially affecting the right or ability of any party to this Agreement to consummate any of the transactions contemplated hereby.

            (f) Consents and Approvals. All consents, approvals and waivers of third parties, including the FINOVA Consent, and consents, permits and approvals of all regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement, including a Final Order from the FCC, shall have been procured and delivered to Sellers, and all other requirements prescribed by law shall have been satisfied.

            (g) Prohibitive Proceedings. No suit, action or other proceeding shall be pending or directly threatened by any federal or state governmental agency having jurisdiction or authority over either Seller, the Business, Purchaser or Group in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

            (h) Minimum Adjusted Purchase Price. The Purchase Price, as adjusted as provided in this Agreement, shall be not less than $2,350,000.

      9.    Access; FCC Approvals.

            (a) Access.

                  (i) Prior to the Closing, Sellers will give to Purchaser and Purchaser's counsel, the Accountants or other representatives of Purchaser reasonable access (during normal business hours) to all properties, documents, contracts, books, records and other data of the Business; provided, however, that all information received by Purchaser, Purchaser's counsel, the Accountants or any other such representatives of Purchaser shall be held wholly confidential by each of them and that, in taking advantage of such access, none of them shall unduly interfere with the operation of the Business; and, provided further, that if the transactions contemplated hereby shall not be consummated, all data of every kind and nature and all copies of documents taken by any of said persons shall upon request be returned to Sellers and not otherwise used by Purchaser; except that that information which is publicly available or was previously known by Purchaser or later acquired from third parties having no obligation of confidentiality to Sellers need not be held confidential.

                  (ii) From and after the Closing, Sellers will give Purchaser, Purchaser's counsel, the Accountants or Purchaser's other representatives reasonable access (during normal business hours) to all books and records of Sellers with respect to the period ending on the Closing Date.

            (b) FCC Approvals. Promptly upon execution of this Agreement, Sellers shall commence the proceedings necessary to obtain FCC approval of the transfer of the FCC Licenses to Purchaser, including filing with the FCC within thirty (30) days hereof the applications requesting FCC consent to the proposed assignment of the FCC Licenses to Purchaser. Sellers agree to take all actions necessary to facilitate the granting of such approval and to keep Purchaser informed as to the course of such proceedings, and Purchaser agrees to cooperate with Sellers in providing any information or assistance reasonably required to expedite such approval proceedings. Each party shall bear its own costs associated with obtaining FCC approval of the transfer of the FCC Licenses to Purchaser, including reasonable attorneys' fees, provided, that Purchaser and Group, on the one hand, and Sellers, on the other hand, agree to share equally the filing fees required for such approvals.

      10.    Affirmative Covenants of Sellers.

            Except as otherwise consented to by Purchaser in its sole discretion, Sellers jointly and severally covenant that, throughout the period commencing on the date hereof and ending on the Closing Date, they will:

            (a) Conduct of Business. Conduct the Business only in the ordinary course, consistent with prior practice;

            (b) Maintenance of Property. Maintain and keep the Assets and other material properties, machinery and equipment of the Business in as good repair and condition in all material respects as at present, except for depreciation due to ordinary wear and tear;

            (c) Insurance. Maintain in full force and effect insurance in amounts at least as great as, and comparable in scope of coverage to, that currently maintained by the Business, as described on Schedule 5(t) hereto;

            (d) Performance of Obligations. Consistent with past business practices, perform all material obligations under material contracts, leases and documents relating to or affecting the material assets, properties and operations of the Business;

            (e) Maintenance and Preservation of Business. Consistent with their past practices, use their best efforts to maintain and preserve the Assets and the Business in their current states and conditions;

            (f) Compliance with Laws. Comply with and perform all material obligations and duties imposed upon them by all Federal and state laws and all rules, regulations and orders imposed by Federal or state governmental authorities, including, without limitation, all notices and filings with the FCC and all documents required to be filed in connection with the FCC Licenses and the operation of the Transmitter Facilities and the Equipment including, without limitation, all renewal applications in connection with the FCC Licenses, all in a timely manner and in the ordinary course, as provided by the rules promulgated by the FCC from time to time; and prior to the timely filing of a renewal application for any FCC License, cause all Transmitter Facilities and Equipment covered by such FCC License to be in compliance with the FCC rules pertaining to human exposure to radio frequency emissions;

            (g) Notice of Certain Events. By written notice to Purchaser, notify Purchaser of the commencement of any litigation against either Seller or the Business claiming damages in an amount exceeding $5,000 in each instance or of the existence of adverse business conditions threatening the continued, normal business operations of the Business;

            (h) Licenses. Use their best efforts to assure that all the FCC Licenses will be in full force and effect on the Closing Date;

            (i) Satisfaction of Closing Conditions Use their best efforts to assure, as soon as is reasonably practicable, the satisfaction of all conditions to the Closing as specified in Section 7 of this Agreement.

            (j) Good Standing. Maintain each of their existences as corporations validly existing and in good standing under the laws of the State of Florida.

      11.    Negative Covenants of Sellers.

            Sellers jointly and severally covenant that, throughout the period commencing on the date hereof and ending on the Closing Date, unless Purchaser, in its sole discretion, shall have otherwise consented in writing, they will not:

            (a) Material Contracts. Enter into or institute any Material Contract or any material employment contract or other agreement not in the ordinary course of the Business or, except as required by applicable law or regulation, renew, amend or modify any such contract or agreement now in existence.

            (b) Inconsistent Agreements. Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any material respect inconsistent with the obligations of Sellers under this Agreement.

      12.    Affirmative Covenants of Purchaser.

            Except as otherwise consented to by Sellers, each of Purchaser and Group covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it will:

            (a) Good Standing. Maintain its existence as a corporation validly existing in good standing under the laws of the state of Delaware;

            (b) Satisfaction of Closing Conditions. Use its best efforts to assure, as soon as is reasonably practicable, the satisfaction of all conditions to the Closing as specified in Sections 7(h), (m) and 8 of this Agreement;

            (c) Compliance with Laws. Comply with and perform all material obligations and duties imposed upon it by all Federal and state laws and all rules, regulations and orders imposed by Federal or state governmental authorities, except in respects not materially adverse to its financial condition or business.

      13.    Termination.

            (a) Grounds for Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (i) by mutual consent of Sellers and Purchaser; or

                  (ii) by the nonbreaching party hereto, if :

      (A)   the other party shall have:

                        (1) materially misstated any representation or been in breach of any warranty contained herein and such misrepresentation or warranty has not been cured within ten (10) days after receipt of written notice from the non breaching party, or

                        (2) been in material breach of any covenant, undertaking or restriction contained herein and such breach has not been cured within ten
(10) days after receipt of written notice from the nonbreaching party, or

      (B) failed to satisfy a condition to Closing applicable to it hereunder by the Closing Date (or such earlier date as specified herein) and such failure has not been waived in writing by the nonbreaching party;

                  (iii) by either Sellers or Purchaser if the Closing shall not occur on or prior to December 31, 1999; provided, however, that if a Final Order from the FCC has not been obtained by December 31, 1999 but the application for FCC approval is still pending or if approval by the FCC has been obtained but, such approval shall not yet have become a Final

Order, and a Final Order is reasonably likely to be granted by March 31, 2000, then the time period for FCC approval shall be extended for so long as such Final Order is reasonably likely, but not beyond March 31, 2000; or

                  (iv) by Sellers or Purchaser, if the FINOVA Consent has not been obtained as provided in Section 16 hereof.

                  (v) by either Sellers or Purchaser if Purchaser shall fail to obtain approval by its Board of Directors of this Agreement and the transactions contemplated hereby within thirty (30) days following the date of execution hereof.

            (b) Consequences of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of this Section 13, Sellers shall be entitled to retain the Deposit and Purchaser shall instruct the Escrow Agent to release and pay the full amount thereof to Sellers; provided, however, that in the event that such termination shall result from: (i) Sellers' material breach of their obligations hereunder; (ii) Sellers' termination of this Agreement pursuant to Section 8(h) hereof; (iii) Purchaser's failure to obtain approval by its Board of Directors of this Agreement and the transactions contemplated hereby; (iv) Sellers'and Purchaser's failure to obtain a Final Order from the FCC; or (v) Purchaser's failure to obtain the FINOVA Consent, and Purchaser is not in material breach of its obligations hereunder with respect to obtaining the foregoing items, then Purchaser shall instruct the Escrow Agent to return the full amount of the Deposit to it in accordance with the Deposit Escrow Agreement. In any such event, this Agreement shall become null and void and have no further effect (except for Sections 17, 18, 20 and 26(i)), without any liability on the part of the parties hereto or any of their directors, officers or stockholders in respect of this Agreement

      14.   Deliveries at Closing.

            (a) Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following, duly authorized and executed by each Seller (unless otherwise indicated):

                  (i) an assignment and assumption agreement substantially in the form attached hereto as Exhibit "F" ("Assignment and Assumption Agreement");

                  (ii) an instrument of conveyance or bill of sale, substantially in the form attached hereto as Exhibit "G";

                  (iii) a certificate of each Seller, as required under Section 7(c) hereof;

                  (iv) the opinions required under Section 7(d)hereof;

                  (v) the Deposit Escrow Agreement;

                  (vi) a Noncompetition, Confidentiality and Nondisclosure Agreement, substantially in the form of Exhibit "H" hereto;

                  (vii) all such other endorsements and instruments as Purchaser may reasonably request for the purpose of (a) vesting in Purchaser good and valid title to the Assets, free and clear of all Liens and other restrictions (except those permitted hereunder), (b) transferring the FCC Licenses and the Leases, and (c) enabling Purchaser to operate the Business.

                  (viii) a copy of the Billing Software on the appropriate physical medium as agreed to in good faith by Sellers and Purchaser;

                  (ix) originally executed UCC-3 termination statements releasing all Liens with respect to the Assets and the Business;

                  (x) Sellers shall arrange to have all records relating to the FCC Licenses, including those held by counsel to Sellers, delivered to Purchaser within seven (7) days following the Closing;

                  (xi) The Trade Name License;

                  (xii) good standing certificates of Sellers from the Secretary of State of Florida, each dated within ten (10) days prior to the Closing Date; and

                  (xiii) proof of payment of all amounts due and owing by Sellers pursuant to paragraph (d) hereinbelow

            (b) Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following, duly authorized and executed by Purchaser (unless otherwise indicated):

                  (i) the Purchase Price;

                  (ii) the Assignment and Assumption Agreement;

                  (iii) a certificate of Purchaser, as required under Section 8(a) hereof;

                  (iv) the Trade Name License;

                  (v) the Deposit Escrow Agreement; and

                  (vi) the opinion required under Section 8(d)hereof.

            (c) Further Assurances. At any time and from time to time after the Closing, at the request of any party and without further consideration, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign the properties transferred hereunder and to effectuate the terms hereof. In addition, Sellers shall use their best efforts to obtain the prompt transfer of any telecommunications transmissions services listed on Schedule 5(e)(i) and the Telephone Number Inventory listed on Schedule 5(f) to Purchaser.

            (d) Proration. State and local property taxes on the Assets, rents paid or due under the Leases, regulatory fees paid or due in the ordinary course in connection with the Business or the Assets (including fees under the universal service fund and telecommunications relay service), and payments made or due under the other Contracts assigned to Purchaser hereunder shall be prorated as of the Closing Date, with Sellers being responsible for all amounts arising out of occurrences on or prior to the Closing Date and the Purchaser being responsible for all amounts arising out of occurrences thereafter. To the extent determinable, such proration shall be made at the Closing, and the amounts due pursuant to Section 4(a)(i)(1) hereof shall be appropriately adjusted. To the extent not so determinable, the appropriate amount shall be paid promptly upon demand of the party entitled thereto.

      15. Brokers.

            Except for Daniels & Associates, Inc. with whom Sellers have entered into a separate commission agreement, and which commission shall be paid by Sellers (the "Sellers Broker Agreement"), Sellers, on the one hand, and Purchaser, on the other hand, represent and warrant each to the other that they have not dealt with any broker, sales person or finder in connection with this transaction. Sellers, on the one hand, and Purchaser on the other hand, each agree to indemnify, defend and hold the other harmless from and against any loss, cost, liability or expense suffered or incurred by the other party as a result of a claim or claims for brokerage commissions, finder's fees or other similar fees from any party or firm that is based on the act or omission of the party in breach of the above warranty.

      16. Consent of Lender.

            Sellers and Purchaser hereby acknowledge and agree that this Agreement and the transactions contemplated hereunder are subject to and contingent upon the written consent of FINOVA Capital Corporation (the "FINOVA Consent"),the senior lender under a credit facility with Purchaser which Purchaser agrees to make a good faith effort to obtain. Following execution and delivery of this Agreement by the parties, should Purchaser be unable to obtain FINOVA Consent for any reason within forty-five (45) days from the date hereof, this Agreement may be terminated by Sellers or by Purchaser pursuant to the terms of Section 13 hereof.

      17. Expenses.

            Except as specifically provided in Section 20 hereof, Purchaser, on the one hand, and Sellers, on the other hand, shall each pay their respective counsel, accountants and other expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

      18. Nondisclosure of Confidential Information.


            Purchaser, on the one hand, and Sellers, on the other hand, each agree that if, for any reason whatsoever, the transactions contemplated by this Agreement shall not be consummated, all information disclosed to the other party pursuant to Section 9 or otherwise shall remain confidential and each party shall not use or furnish or divulge the same to any other person, except for information not deemed confidential as provided in Section (9)(a)(i) hereof.

      19. Survival of Representations and Warranties.

            (a) Period of Survival. All representations, covenants and warranties made by Sellers and Purchaser under this Agreement in connection with the transactions contemplated hereby or in any Exhibit, Schedule, certificate, list or other instrument delivered pursuant hereto shall survive the Closing for a period of one (1) year.

            (b) Reliance. Notwithstanding any right of Purchaser to fully investigate the affairs of Sellers relating to the Business and notwithstanding any knowledge of facts determined determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any document delivered or to be delivered pursuant to this Agreement by Sellers or any of Sellers' respective representatives (including, but not limited to, any accountant or attorney representing Sellers), in connection with the transactions contemplated by this Agreement except where Purchaser has actual knowledge as to the material inaccuracy or incompleteness of any such representation or warranty. Each warranty, representation, agreement and covenant contained herein is independent of all warranties, representations, agreements and covenants contained herein or in any Exhibit, Schedule, certificate, list or other instrument or documents (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied.

      20. Indemnification.

            (a) By Sellers and Purchaser. Sellers shall jointly and severally indemnify and hold Purchaser and Group harmless from and against any and all damages, losses, costs and expenses (including, but not limited to, reasonable counsel fees and expenses in connection with the contest of any claim by either or both of Sellers against Purchaser and/or Group or by any third party against Purchaser and/or Group or otherwise ) paid or incurred by Purchaser and/or Group and arising out of (i) any inaccurate representations or breaches of covenant or warranty made by Sellers in this Agreement in connection with the transactions contemplated hereby (including, without limitation, withdrawal liability regarding any employee(s) of Seller) or in any Exhibit, Schedule, certificate, list or other instrument delivered by Sellers pursuant hereto, (ii) any claims made against Purchaser and/or Group for any liability that Purchaser did not assume pursuant to Section 2(c) hereof, including, without limitation, the Retained Liabilities and any of the claims set forth on Schedule 5(dd), or withdrawal liability regarding any employee(s) of Sellers, or (iii) Sellers' failure to comply with the Bulk Acts. Purchaser and Group shall have the right, in enforcing this Section 20(a), first to obtain reimbursement in satisfaction of any of Sellers' obligations hereunder from the funds (if any) held in escrow pursuant to the Indemnity Escrow Agreement, in accordance with the terms of the Indemnity Escrow Agreement.

            Purchaser shall indemnify and hold Sellers harmless from and against any and all damages, losses, costs and expenses (including reasonable counsel fees and expenses in connection with the contest of any claim by Purchaser against either or both of Sellers or by any third party against either or both of Sellers or otherwise) paid or incurred by Sellers and arising out of any inaccurate representations or breaches of covenant or warranty made by Purchaser in this Agreement in connection with the transactions contemplated hereby or in any Exhibit, Schedule, certificate, list or other instrument delivered by Purchaser pursuant hereto.

            (b) Procedure For Claims. Promptly after receipt by any party entitled to indemnification pursuant to paragraph (a) hereinabove (the "Indemnified Party") of notice of the commencement of any action asserting a claim based upon any cause enumerated herein, the Indemnified Party shall, if it claims the benefits of indemnification pursuant to Section 20(a) with respect to such action, notify the party from which such indemnification is sought (the

"Indemnifying Party") of the commencement thereof. Upon receipt of such notice, the Indemnifying Party shall have the option of either assuming the defense of such action (and the cost thereof) with counsel reasonably satisfactory to both the Indemnified Party and the Indemnifying Party or participating in the defense of such action at the sole expense, however, of the Indemnifying Party. In the event of the Indemnifying Party's assumption of the defense of such action, counsel selected by the Indemnified Party may, at the election of the Indemnified Party, participate in any such defense, at the sole expense, however, of the Indemnified Party. No settlement or compromise to be paid by the Indemnifying Party shall be entered into without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

            (c) Time Period for Claims. The indemnity provided in Section 20(a) shall be limited in time, in that no party may assert a claim in respect of such indemnity at any time after the first anniversary of the Closing Date.

            (d) Minimum Claim. Notwithstanding anything herein to the contrary, no party shall assert a claim for indemnity pursuant to Section 20(a) unless the aggregate of all such claims by such Indemnified Party against such Indemnifying Party shall exceed $27,500.00, in which event the Indemnifying Party's obligation shall apply to all indemnified losses in excess of such amount.

      21. Employees.

            Purchaser shall have the unlimited right, but not the obligation, to seek and secure the employment of any employee of Sellers related to the Business, and Sellers shall reasonably assist Purchaser in such efforts; provided, however, that Sellers shall not be required to incur any expense thereby; and provided, further, that Sellers do not warrant or guarantee the availability to Purchaser of any of their current employees.

      22. Accounts Receivable.

            Purchaser will use efforts consistent with standard practice to collect the Accounts Receivable. Ninety (90) days after the Closing Date, Purchaser shall give Sellers written notice of any Accounts Receivable that existed as of the Closing Date that remain uncollected at such date. Sellers shall then have ninety (90) days to collect such uncollected Accounts Receivable at their own expense. Sellers shall deliver to Purchaser any amounts either of them receives during such period from such efforts. At the end of such ninety
(90) day period, to the extent that Accounts Receivable remain uncollected, Purchaser shall have the right to retransfer and re-assign to Sellers the Accounts Receivable representing such excess (with respect to accounts which are not billed on a monthly basis, such amount shall be limited to the amount of such Accounts Receivable which relate to services rendered through the date of such retransfer) and to collect from Sellers (or the Escrow Agent) the amount of such excess. After any such transfer to Sellers, any amounts thereafter collected by Sellers shall be the property of Sellers.

      23. Bulk Sales Compliance.

            Subject to Section 20(a) hereof, Purchaser hereby waives compliance by Sellers with the provisions of all Bulk Acts.

      24. Risk of Loss.

            From the date hereof through the Closing Date, if any Asset is destroyed or damaged by fire or any other cause, other than use, wear or loss in the ordinary course of business and the aggregate amount of such damage exceeds $5,000.00, or the damage could otherwise adversely affect the operations of the Business, Sellers shall give written notice to Purchaser as soon as practicable (but in no event later than five (5) calendar days) after discovery by Sellers of such damage or destruction. Purchaser shall have the option of (a) having such Asset delivered to it at the Closing in its destroyed or damaged condition in which event the Purchase Price shall be reduced by the amount allocated to such Asset (to the extent of such damage or destruction), as mutually agreed by the parties, (b) excluding such Asset from this Agreement and the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the amount allocated to such Asset, as mutually agreed by the parties, or (c) replacing or repairing such Asset (any replacement shall be deemed an Asset) at Sellers' expense; provided, that should Purchaser notify Sellers that it elects to exclude such Asset from this Agreement and the transactions contemplated hereby or have such Asset delivered to it at the Closing in its destroyed or damaged condition, Sellers shall have the right, upon notice to Purchaser, to repair or replace such Asset at Sellers' expense and have such Asset included in this Agreement and the transactions contemplated hereby.

      25. Notices.

            All notices and communications shall be in writing and delivered as follows (or to such other address as any party may furnish to the other in writing in accordance with the terms of this Section):

      If to Purchaser or Group: Aquis Wireless Communications, Inc.
                                Aquis Communications Group, Inc.
                                1719A Route 10, Suite 300
                                Parsipanny, New Jersey 07054
                                Tel: (973) 560-8000
                                Fax: (973) 560-8040
                                Attention: John X. Adiletta, President

                with a copy to: Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                                New York, New York 10103-0084
                                Tel: (212) 977-9700
                                Fax: (212) 262-5152
                                Attention: Monte Engler, Esq.

                 If to Sellers: ABC Cellular Corporation
                                ABC Paging, Inc.
                                16500 N.W. 52nd Avenue
                                Miami, FL 33014

                                Tel: (305) 621-6000
                                Fax: (305) 521-4477
                                Attention: Mr. Randy Simon

                with a copy to: Bruce Lazar & Associates
                                2901 Collins Avenue
                                Miami Beach, FL 33140
                                Tel: (305) 535-8118
                                Fax: (305) 673-8865
                                Attention: Bruce Lazar, Esq.

            Any notices and communications pursuant to this Agreement shall be sent by hand, by registered or certified first-class mail, postage prepaid, by facsimile transmission or by such other form of delivery as shall provide the sender with documentary evidence of delivery, and shall be deemed to be delivered three (3) days after posting by mail or when received by hand delivery or when sent by facsimile transmission.

      26. Miscellaneous.

            (a) Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

            (b) Assignment. Neither Purchaser nor Sellers may assign this Agreement or any rights hereunder prior to the Closing without the prior written consent of the other party; provided, however, that Purchaser may assign this Agreement or any of its rights hereunder to Group or to a wholly-owned subsidiary of Purchaser or Group, provided that Purchaser remains liable for all obligations of Purchaser hereunder. After the Closing, the terms, provisions, covenants and conditions of this Agreement shall bind and benefit the parties hereto and their respective heirs, successors, personal representatives and permitted assigns.

            (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original instrument, but such counterparts, together, shall constitute a single agreement.

            (d) No Waiver. No waiver of any breach or default under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any contemporaneous or subsequent breach or default of the same or similar nature. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

            (e) Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules referred to herein which are hereby made a part hereof by reference, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by the parties hereto or their respective successors or assigns. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein.

            (f) Governing Law, Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; and the parties irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York, over any suit, action or proceeding arising out of or in any way related to this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection which either of them may have to the laying of venue of any such suit, action or proceeding brought in such court, and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum. It is the intention of the parties that any suit, action or proceeding arising out of or in any way related to this Agreement be brought only in the United States District Court for the Southern District of New York. In the event there does not exist federal jurisdiction, then either party may bring any such suit, action or proceeding in any court having jurisdiction. In the event that either party shall not have appointed an agent for service of process in Florida, each party agrees that it may be served with process by registered or certified mail, postage prepaid, mailed to the addresses set forth in Section 26 hereof.

            (g) Headings. Headings are inserted for convenience and do not form part of the Agreement.

            (h) No Solicitation. Sellers hereby agree that prior to the Closing or termination of this Agreement, neither Seller shall directly nor indirectly solicit, hold discussions or negotiate with or otherwise cooperate with any person or entity other than Purchaser and its representatives concerning any sale of Sellers, the Assets or the Business.

            (i) Public Announcements. No party shall issue a press release, make publicly available any document or make any public announcement concerning this Agreement, the terms hereof or the transactions contemplated hereby without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent that such party, or a publicly held parent company of such party, is required by law or applicable regulation or under the rules of a stock exchange (or the Nasdaq) on which such party's or such party's parent company's securities are listed, to issue such a press release, to make available such a document or to make such a public statement, in which case such party shall provide prompt prior notice of such disclosure to the other party.

      IN WITNESS WHEREOF, Purchaser, Group and Sellers have executed this Agreement as of the day and year first above written.


                                       AQUIS WIRELESS COMMUNICATIONS, INC.

                                       By:  ____________________________________
                                            John X. Adiletta
                                       Its: President


                                       AQUIS COMMUNICATIONS GROUP, INC.

                                       By:  ____________________________________
                                            John X. Adiletta
                                       Its: President


                                       ABC CELLULAR CORPORATION

                                       By:  ____________________________________
                                            Randy Simon
                                       Its: Vice President


                                       ABC PAGING, INC.

                                       By:  ____________________________________
                                            Randy Simon
                                       Its: Vice President

                                    Schedules

2(a)(i)     -   Radio Paging Licenses (see Schedule 5(q)(i))
2(a)(ii)    -   Machinery
2(a)(iv)    -   Furniture, Fixtures and Computer Equipment
2(a)(vii)   -   Customer List
2(c)(iii)   -   Customer Deposits
2(c)(iv)    -   Deferred Revenues
2(c)(v)     -   Assumed Contractual Obligations
4(b)        -   Purchase Price Allocation
5(d)        -   Certificates of Incorporation and By-Laws
5(e)(i)     -   Equipment and Spare Parts
5(e)(ii)    -   Telecommunications Transmission Services
5(f)        -   Telephone Number Inventory
5(g)(i)     -   Financial Statements
5(g)(ii)    -   GAAP Compilation Statements
5(h)(i)     -   Condition of Assets
5(h)(ii)    -   Liens Affecting Assets
5(i)        -   Intellectual Property
5(k)(iii)   -   Audits
5(m)(ii)    -   Leases
5(m)(iii)   -   Nonconforming Uses
5(m)(iv)    -   Existing Conditions
5(n)        -   Material Contracts
5(o)(i)     -   Compliance
5(o)(ii)    -   Litigation, Etc.
5(o)(iii)   -   Defaults
5(p)        -   Accounts Receivable
5(q)(i)     -   FCC Licenses
5(q)(ii)    -   Service Area
5(r)        -   Benefit Plans
5(s)        -   Employees and Compensation
5(t)        -   Insurance
5(u)        -   Account Information
5(v)        -   Consents and Approvals
5(w)        -   Changes
5(z)        -   Payments
5(dd)       -   Violations

                                List of Exhibits

"A"     -   Deposit Escrow Agreement
"B"     -   Indemnity Escrow Agreement
"C"     -   Trade Name License
"D-1"   -   Opinion Letter from Bruce Lazar & Associates
"D-2"   -   Opinion Letter from Shulman, Rogers, Gondal, Pordy & Ecker, P.A.
"E"     -   Opinion Letter from Phillips Nizer Benjamin Krim &Ballon LLP
"F"     -   Assignment and Assumption Agreement
"G"     -   Bill of Sale
"H"     -   Noncompetition, Confidentiality and Nondisclosure Agreement

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

R E C I T A L S:...............................................................1

1. Definitions of Defined Terms................................................1

   (a)  Capitalized Terms......................................................1
   (b)  Defined Terms..........................................................1

2. Acquisition of Assets; Assumption of Liabilities............................6

   (a)  Sale and Purchase of Assets............................................6
   (b)  Excluded Assets........................................................7
   (c)  Assumption of Certain Liabilities......................................7

3. Closing.....................................................................8

4. Purchase Price and Payment/Adjustments......................................8

   (a)  Purchase Price.........................................................8
   (b)  Allocation of Purchase Price...........................................9
   (c)  Purchase Price Adjustments.............................................9
   (d)  Application of Deposit................................................10
   (e)  Indemnity Escrow......................................................10

5. Representations and Warranties of Sellers..................................10

   (a)  Power and Authority...................................................10
   (b)  Noncontravention......................................................10
   (c)  Governmental Approvals................................................11
   (d)  Formation, Good Standing and Qualifications...........................11
   (e)  Equipment and Telecommunications Transmission Services................11
   (f)  Telephone Number Inventory............................................11
   (g)  Financial Statements..................................................12
   (h)  Assets................................................................12
   (i)  Business Names and Business Addresses.................................13
   (j)  Liabilities...........................................................13
   (k)  Taxes.................................................................13
   (l)  Inventory.............................................................13
   (m)  Real Property.........................................................14
   (n)  Material Contracts....................................................14
   (o)  Compliance With Laws; Litigation......................................15
   (p)  Accounts Receivable...................................................16
   (q)  Licenses; Service Area................................................16
   (r)  Benefit Plans.........................................................16
   (s)  Employees.............................................................17
   (t)  Insurance.............................................................17
   (u)  Account Information...................................................17
   (v)  Consents and Approvals................................................17
   (w)  Changes in the Business...............................................17
   (x)  Documents Relating to Business........................................18
   (y)  Books and Records.....................................................18
   (z)  Payments..............................................................18


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

   (aa) Schedules.............................................................19
   (bb) Active Units..........................................................19
   (cc) Environmental Matters.................................................19
   (dd) Contracts.............................................................19
   (ee) Billing Software......................................................19

6. Representations and Warranties of Purchaser and Group......................20

   (a)  Organization and Good Standing........................................20
   (b)  Forestallments........................................................20
   (c)  Authorization.........................................................20
   (d)  Noncontravention......................................................20
   (e)  Consents and Approvals................................................20
   (f)  FCC Qualification.....................................................20

7. Conditions Precedent to Purchaser's Obligation to Close....................20

   (a)  Representations and Warranties........................................21
   (b)  Performance and Compliance............................................21
   (c)  Closing Deliveries....................................................21
   (d)  Opinion Letters.......................................................21
   (e)  Governmental Action...................................................21
   (f)  Consents and Approvals................................................21
   (g)  Prohibitive Proceedings...............................................21
   (h)  Accountant's Review...................................................21
   (i)  Amounts Payable.......................................................22
   (j)  Zoning................................................................22
   (k)  UCC Termination Statements............................................22
   (l)  EBITDA......................................Error! Bookmark not defined.
   (m)  Board Approval........................................................22
   (n)  Minimum Gross Revenue.................................................22
   (o)  FCC Licenses..........................................................22
   (p)  Due Diligence Review..................................................22

8. Conditions Precedent to Sellers' Obligation to Close.......................23

   (a)  Representations and Warranties........................................23
   (b)  Performance and Compliance............................................23
   (c)  Closing Deliveries....................................................23
   (d)  Opinion Letter........................................................23
   (e)  Governmental Action...................................................23
   (f)  Consents and Approvals................................................23
   (g)  Prohibitive Proceedings...............................................23

9. Access; FCC Approvals......................................................24

   (a)  Access................................................................24
   (b)  FCC Approvals.........................................................24

10. Affirmative Covenants of Sellers..........................................24

   (a)  Conduct of Business...................................................24
   (b)  Maintenance of Property...............................................24
   (c)  Insurance.............................................................25
   (d)  Performance of Obligations............................................25
   (e)  Maintenance and Preservation of Business..............................25

   (f)  Compliance with Laws..................................................25
   (g)  Notice of Certain Events..............................................25
   (h)  Licenses..............................................................25
   (i)  Satisfaction of Closing Conditions....................................25
   (j)  Good Standing.........................................................25

11. Negative Covenants of Sellers.............................................25

   (a)  Material Contracts....................................................25
   (b)  Inconsistent Agreements...............................................26

12. Affirmative Covenants of Purchaser........................................26

   (a)  Good Standing.........................................................26
   (b)  Satisfaction of Closing Conditions....................................26
   (c)  Compliance with Laws..................................................26

13. Termination...............................................................26

   (a)  Grounds for Termination...............................................26
   (b)  Consequences of Termination...........................................27

14. Deliveries at Closing.....................................................27

   (a)  Sellers...............................................................27
   (b)  Purchaser.............................................................28
   (c)  Further Assurances....................................................28
   (d)  Proration.............................................................28

15. Brokers...................................................................29

16. Consent of Lender.........................................................29

17. Expenses..................................................................29

18. Nondisclosure of Confidential Information.................................29

19. Survival of Representations and Warranties................................29

   (a)  Period of Survival....................................................29
   (b)  Reliance..............................................................30

20. Indemnification...........................................................30

   (a)  By Sellers and Purchaser..............................................30
   (b)  Procedure For Claims..................................................30
   (c)  Time Period for Claims................................................31
   (d)  Minimum Claim.........................................................31

21. Employees.................................................................31

22. Accounts Receivable.......................................................31

23. Bulk Sales Compliance.....................................................31

24. Risk of Loss..............................................................32

25. Notices...................................................................32

26. Miscellaneous.............................................................33

   (a)  Severability..........................................................33
   (b)  Assignment............................................................33
   (c)  Counterparts..........................................................33
   (d)  No Waiver.............................................................33
   (e)  Entire Agreement; Amendments..........................................33
   (f)  Governing Law, Venue..................................................34
   (g)  Headings..............................................................34
   (h)  No Solicitation.......................................................34
   (i)  Public Announcements..................................................34


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